EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Merida Merger Corp. I on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as Amended, of our report dated August 21, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Merida Merger Corp. I  as of August 7, 2019 and for the period from June 20, 2019 (inception) through August 7, 2019 appearing in the Registration Statement on Form S-1, as filed (File No. 333-234134), of Merida Merger Corp. I.

/s/ Marcum LLP

New York, NY

November 4, 2019